UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No._____)

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Sec. 240.14a-12

Cavco Industries, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement Supplement

This Proxy Statement Supplement (“Supplement”) provides supplemental and clarifying information with respect to the Cavco Industries, Inc. (“Cavco” or the “Company”) 2022 Annual Meeting of Shareholders, to be held on August 2, 2022 at 9:00 AM (local time), at the Company’s corporate offices located at 3636 North Central Avenue, Phoenix, Arizona 85012.

On or about June 22, 2022, the Company filed with the SEC and mailed to its Shareholders of record as of June 3, 2022 a revised proxy statement (the “Proxy Statement”) describing the matters to be voted on at the Annual Meeting. All capitalized terms used in this Supplement and not otherwise defined herein have the meaning ascribed to them in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.

Proxy advisory firm Institutional Shareholder Services (“ISS”) has recommended a vote against the Advisory Vote on the Compensation of the Company’s Named Executive Officers (Proposal 2) (“Say on Pay”) as set forth in its 2022 Proxy Analysis & Benchmark Policy Voting Recommendations Report. ISS’ high level of concern and reasoning for a no vote relates to a former named executive officer receiving severance upon termination of employment that, in ISS’ opinion, was not adequately disclosed to be an involuntary employment separation. It is ISS’ position that severance is not considered appropriate for voluntary employment terminations as severance is designed to protect against involuntary job loss.

In response to ISS’ concern, this Supplement is being provided by the Company to clarify the severance compensation to Simone L. Reynolds, a former executive officer of the Company, was paid: (i) pursuant to the terms and conditions of a Severance Agreement that was entered into at the time of Ms. Reynold’s initial employment with the Company; and (ii) in consultation with the Company’s Board of Directors. The separation of Ms. Reynold’s employment with the Company was a qualifying involuntary termination without cause.

In addition, the Company further supplements the Proxy Statement to disclose that the Company has retained Georgeson LLC (“Georgeson”) to assist the Company in the distribution and solicitation of proxies. The Company estimates that it will pay Georgeson approximately $10,000, plus out of pocket expenses, for its services.